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                                                                    EXHIBIT 99.1



Magainin Pharmaceuticals Inc.


                                             NEWS RELEASE
                                             FOR IMMEDIATE RELEASE

                                                     Contact:

                            Michael R. Dougherty              Kathryn Corbett
                            Magainin Pharmaceuticals Inc.     Dewe Rogerson
                            (610) 941-4020                    (212) 688-6840




          MAGAININ ANNOUNCES SUCCESSFUL MSI-78 PHASE III TRIAL RESULTS

(September 25, 1996, Plymouth Meeting, PA) - Magainin Pharmaceuticals Inc. (NASDAQ:MAGN) today announced the successful results of its initial, pivotal Phase III clinical trial of MSI-78 1% topical cream (Cytolex(TM)) for the treatment of infection in diabetic foot ulcers. The Company's analysis of the study showed statistical equivalence between MSI-78 and orally administered ofloxacin, with respect to the study's primary endpoint of clinical response of infection at day 10 of treatment, and at subsequent time points through day 28, and at follow-up. Floxin (R) (ofloxacin) is a quinolone antibiotic indicated for the treatment of skin and soft tissue infections. The study enrolled 584 patients.

As a secondary endpoint, MSI-78 and ofloxacin were comparable with respect to overall assessments of microbiological improvements.

Preliminary analyses of adverse events in the study suggest a favorable profile for MSI-78. Both drugs were well tolerated; however, treatment with ofloxacin was associated with a significant excess of complaints of insomnia in comparison with MSI-78. Additional study data also suggest a lower frequency of occurrence of certain other adverse events for patients receiving MSI-78.

Jay Moorin, Magainin's chairman, president and chief executive officer, along with Paul Litka, M.D., senior vice president clinical research and regulatory affairs, will make a Company presentation at the Cowen & Company Eleventh
Annual Biotechnology Conference in San Francisco on Thursday, September 26,
1996.
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The Company is currently conducting a second Phase III clinical trial of MSI-78 in the treatment of infection in diabetic foot ulcers. Results from this second trial are expected in the first quarter of 1997. The Company is also engaged in significant manufacturing scale-up efforts with its contract manufacturer. Success in both pivotal trials, as well as the completion of manufacturing scale-up efforts and stability studies, is required for the submission of a New Drug Application for MSI-78 to the U.S. Food and Drug Administration.

Magainin Pharmaceuticals Inc. is a biopharmaceutical company engaged in the development of breakthrough medicines for serious diseases. The Company isolates and develops compounds from the host-defense systems of animals and uses molecular techniques such as gene identification to understand the pathogenesis of disease. The Company's development efforts are focused on anti-infectious, oncology and, pulmonary and allergic disorders.

                                      ###

This announcement contains certain forward looking statements that are subject to risks and uncertainties. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including, but not limited to, the risks and uncertainties discussed under Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 as filed with the Securities and Exchange Commission and the following sections of
Item 1 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 as filed with the Securities and Exchange Commission:
"Synthesis Technology; Manufacturing;" "Product Development and Research Programs;" "Government Regulation;" "Additional Regulatory Issues;" "Patents and Proprietary Rights; Licensed Technology;" "Competition" and "Product Liability and Insurance." The Company disclaims any intent or obligation to update these forward looking statements.

Upon applicable regulatory approvals, if any, Magainin plans to market MSI-78 under the trade name Cytolex(TM).